Exhibit g.3

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, made this 8th day of May, 2018, between each Delaware limited liability company listed on Appendix A attached hereto (each a “Fund” and, together, the “Funds”), and Pacific Investment Management Company LLC (“PIMCO”), a Delaware limited liability company. Capitalized terms not otherwise defined herein have the meanings specified in the Limited Liability Company Agreement of each Fund (as amended, restated or otherwise modified from time to time, the “LLC Agreement”).

WHEREAS, each Fund has been organized as a wholly-owned subsidiary of PIMCO Dynamic Credit & Mortgage Income Fund, a business trust organized under the laws of the Commonwealth of Massachusetts, (the “Parent Company”), in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objective(s), policies and restrictions; and

WHEREAS, PIMCO is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, each Fund desires to retain PIMCO to render investment advisory and supervisory and administrative services hereunder with respect to the Fund; and

WHEREAS, PIMCO is willing to furnish investment advisory and supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.         Appointment. Each Fund hereby appoints PIMCO to provide the investment advisory services to the Fund and to provide or procure the supervisory and administrative and other services for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. PIMCO accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

2. Duties. (a) PIMCO shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve PIMCO of any of its obligations hereunder, nor shall a Fund be responsible for any additional fees or expenses hereunder as a result.

3. Investment Advisory Services. (a) PIMCO shall provide to each Fund investment guidance and policy direction in connection with the management of the Fund, including oral and written research, analysis, advice, and statistical and economic data and information.

Consistent with the investment objective(s), policies and restrictions applicable to each Fund, as set forth in the Parent Company’s Registration Statement filed on Form N-2, as supplemented or amended from time to time, and annual and semi-annual shareholder reports (the “Investment Objectives and Policies”), PIMCO will determine the securities and other assets to be purchased or sold or the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of PIMCO. It is understood that PIMCO will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(b) As manager of the assets of each Fund, PIMCO shall make investments for the account of the Fund in accordance with PIMCO’s best judgment and within the Investment Objectives and Policies, the Investment Company Act of 1940, as amended (the “1940 Act”), any applicable SEC rules, exemptive relief, no-action letters or other guidance applicable to the Fund and applicable Internal Revenue Service rules or other guidance, subject to each Fund’s LLC Agreement and policy decisions adopted by the Parent Company.

(c) On occasions when PIMCO deems the purchase or sale of a security or other investment to be in the best interest of a Fund as well as other of its clients, PIMCO, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities or other investments to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. PIMCO may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients.

(d) PIMCO may cause each Fund to pay a broker which provides brokerage and research services to PIMCO a commission for effecting a transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless PIMCO determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or PIMCO’s overall responsibilities to each Fund and any other of PIMCO’s clients.

(e) PIMCO may itself, or may cause each Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, PIMCO may represent each Fund on a creditors’ (or similar) committee.

(f) PIMCO shall have sole authority to exercise whatever powers each Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

4. Supervisory and Administrative Services. Subject to the general supervision of the Parent Company, PIMCO shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of each Fund, but not including underwriting or distribution services, if any.

(a) The supervisory and administrative services to be provided by PIMCO shall include the following:

(i) PIMCO shall supervise and coordinate matters relating to the operation of each Fund, including any necessary coordination among any custodian and recordkeeping agent, transfer agent, dividend disbursement agent (including pricing and valuation of the Fund), accountants, attorneys, and other parties performing services or operational functions for the Fund. In connection with the supervision of the pricing and valuation of each Fund, PIMCO shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; and monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for the interests in the Fund, if applicable.

(ii) PIMCO shall provide, or cause a third party to provide, each Fund, at PIMCO’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective supervision and administration of the Fund as contemplated in this Agreement as well as provide, or cause a third party to provide, the Fund, at PIMCO’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

(iii) PIMCO shall maintain or supervise the maintenance by third parties of such books and records of each Fund as may be required by applicable federal, state or foreign law.

(iv) PIMCO shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of each Fund required by applicable law.

(v) PIMCO or an appointed third party shall prepare and arrange for the filing of any documents with the SEC and other federal, state and foreign or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to qualify each Fund to do business or as otherwise required by applicable law. PIMCO shall maintain systems necessary to provide or procure required disclosure in the Parent Company’s registration statements, shareholder reports, proxy statements, reports to securities exchanges and similar regulatory documents, and Fund proxy voting information.

(vi) PIMCO shall take, or cause a third party to take, such other action with respect to each Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies.

(b) Other Services. PIMCO shall also procure on behalf of each Fund, to the extent necessary, and at the expense of PIMCO, the following persons to provide services to the Fund: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund (iii) a transfer agent for the Fund; and (iv) a dividend disbursing agent or registrar for the Fund. Each Fund and/or PIMCO may be a party to any agreement with any of the persons referred to in this Section 4(b).

(c) Personnel. PIMCO shall also make its officers and employees available to the Parent Company and the Parent Company’s Board of Trustees and officers for consultation and discussions regarding the supervision and administration of each Fund and services provided to each Fund under this Agreement.

(d) Standards; Reports. In performing these supervisory and administrative services, PIMCO:

(i) shall conform with the applicable provisions of the 1940 Act, with the Advisers Act, with all other applicable federal, state and foreign laws and regulations, with all applicable rules and regulations of any securities exchanges on which the Parent Company’s shares are listed for trading, with any applicable procedures adopted by the Parent Company’s Board of Trustees, with each Fund’s LLC Agreement and, to the extent then currently applicable, with the provisions of the Parent Company’s Registration Statement filed on Form N-2 as supplemented or amended from time to time.

(ii) will make available to each Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with PIMCO’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(iii) will regularly report to the Parent Company on the supervisory and administrative services provided under this Agreement and will furnish the Parent Company with respect to each Fund such periodic and special reports as the Parent Company may reasonably request.

5.        Attorney in Fact. Each Fund hereby appoints PIMCO, acting with the standard of care owed under this Agreement, as its attorney in fact with full power of substitution to pursue on behalf of the Fund any claim, recovery, restitution, or similar action or relief (each, a “Claim”) related to or concerning the Fund or any Fund asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to PIMCO’s services to the Fund, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that PIMCO shall obtain approval from the Parent Company before taking any further actions in pursuit of a Claim which results in substantial costs to the Fund.

7. Calculation of Fees. Each Fund will not pay PIMCO any compensation in consideration of the services rendered pursuant to this Agreement.

8. Allocation of Expenses. During the term of this Agreement, PIMCO will pay all expenses incurred by it in connection with its obligations under this Agreement with respect to a Fund, except such expenses as are assumed by the Fund or the Parent Company, on behalf of the Fund, under this Agreement. PIMCO may also, in its sole discretion, bear any expenses that would otherwise be borne by a Fund or the Parent Company, on behalf of the Fund, under this Agreement. In addition, PIMCO shall bear the following expenses under this Agreement:

(a) Expenses of all audits by each Fund’s independent public accountants;

(b) Expenses of each Fund’s transfer agent, registrar, dividend disbursing agent and recordkeeping agent, if any;

(c) Expenses of any custodian providing custodial services to a Fund or any trust for the benefit of a Fund, including any recordkeeping services provided by the custodian;

(d) Expenses of obtaining quotations for calculating the value of each Fund’s net assets;

(e) Expenses of maintaining each Fund’s tax records;

(f) Costs and/or fees, including legal fees, incident to the filing of reports with regulatory bodies and the maintenance of each Fund’s existence and qualification to do business;

(g) Each Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware limited liability company; and

(h) Each Fund’s insurance premiums.

Each Fund or the Parent Company, on behalf of the Fund, shall bear the following expenses:

(a) Salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of PIMCO or its subsidiaries or affiliates;

(b) Taxes and governmental fees, if any, levied against the Fund;

(c) Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loans and other investments made by the Fund, subject to specific or general authorization by the Parent Company’s Board of Trustees);

(d) Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(e) Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, tender option bonds, bank borrowings and credit facilities;

(f) Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to rating agencies and fees to auditors associated with satisfying ratings agency requirements for securities issued by the Fund and other related requirements in a Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of senior securities for the purpose of incurring leverage;

(g) Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests;

(h) Dividend and interest expenses on short positions taken by the Fund;

(i) Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees of the Fund who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

(j) Extraordinary expenses, including extraordinary legal expenses, as may arise, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto;

(k) Organizational and offering expenses of the Fund; and

(l) Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles.

8. Effectiveness, Termination and Amendment. This Agreement shall take effect as of the date indicated above and shall continue in effect until terminated. This Agreement is terminable by either party, without penalty, on sixty (60) days’ prior written notice. This Agreement shall terminate automatically in the event (i) of its assignment (as defined in the 1940 Act) or (ii) of the termination of the investment management agreement between the Parent Company and PIMCO. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Appendix A may be amended from time to time to add new Funds without a vote of the interest holders of any Fund or the shareholders of the Parent Company.

9. Liability. PIMCO shall give each Fund the benefit of PIMCO’s best judgment and efforts in rendering services under this Agreement. PIMCO may rely on information reasonably believed by it to be accurate and reliable. As an inducement for PIMCO’s undertaking to render services under this Agreement, each Fund agrees that neither PIMCO nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. This provision shall govern only the liability to each Fund of PIMCO and that of its members, officers, directors, and employees, and shall in no way govern the liability to each Fund or PIMCO or provide a defense for any other person including persons that provide services for a Fund as described in this Agreement.

10. Non-Exclusivity. The services of PIMCO to each Fund under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

11. Independent Contractor. PIMCO shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Parent Company from time to time, have no authority to act for or represent each Fund in any way or otherwise be deemed its agent.

12. Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by PIMCO and its affiliates are the valuable property of PIMCO and its affiliates, and that each Fund may use such names (or derivatives or logos) only as permitted by PIMCO.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. Miscellaneous. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder to the extent any of such laws applies to each Fund.

(a) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(b) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(c) No person other than each Fund and PIMCO is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than each Fund any direct, indirect, derivative, or other rights against PIMCO, or (ii) create or give rise to any duty or obligation on the part of PIMCO (including without limitation any fiduciary duty) to any person other than each Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

15. A copy of the Agreement and Declaration of Trust of the Parent Company is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Parent Company by an officer of the Parent Company as an officer and not individually and that the obligations imposed on the Parent Company by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Parent Company.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their authorized persons designated below on the day and year first above written.

PIMCO DYNAMIC CREDIT & MORTGAGE INCOME FUND, For and on behalf of each Fund listed on Appendix A hereto

By:
Name:	Eric D. Johnson
Title:	Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:	Peter G. Strelow
Title:	Managing Director

Appendix A

PCILS I LLC